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                                                                    Exhibit 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors
American Oriental Bioengineering, Inc.

      We consent to the incorporation by reference in the foregoing Registration Statement on Form S-8 of our report dated March 2, 2007, relating to the consolidated financial statements of American Oriental Bioengineering, Inc. and Subsidiaries as of December 31, 2006 and 2005, and each of the three years in the period ended December 31, 2006 which appears in the American Oriental Bioengineering, Inc. Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission on March 13, 2007.


                                              /s/ WEINBERG & COMPANY, P.A.
                                              WEINBERG & COMPANY, P.A.
                                              Certified Public Accountants


Boca Raton, Florida
April 4, 2007